As filed with the Securities and Exchange Commission on February 8, 2005.
Registration No. 333-121828

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
AMENDMENT NO. 2
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOREADOR RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	75-0991164 (IRS Employer Identification No.)

4809 Cole Avenue, Suite 108 Dallas, Texas 75205 (214) 559-3933 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	G. Thomas Graves III 4809 Cole Avenue, Suite 108 Dallas, Texas 75205 (214) 559-3933 (Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Janice V. Sharry, Esq. Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202 (214) 651-5000	Charles H. Still, Jr., Esq. Bracewell & Patterson, L.L.P. 711 Louisiana Street, Suite 2900 Houston, Texas 77002 (713) 221-3309

     Approximate date of commencement of proposed sale of securities to the public: As soon as practical after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 2 to the Form S-3 Registration Statement is being filed for the sole purpose of filing exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of Issuance and Distribution

      The following table sets forth the expenses, other than commissions, expected to be incurred in connection with the offering described in the Registration Statement:

Expenses	Amount

Securities and Exchange Commission registration fee	$3,655
Legal fees	150,000*
Printing and engraving expenses	45,000*
Auditors’ fees	40,000*
Miscellaneous expenses	10,000*

Total	$248,665*

* Estimated

Item 15.	Indemnification of Directors and Officers

      (i) Toreador’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware (“Delaware Code”), provides that no director of Toreador will be personally liable to Toreador or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the Delaware Code nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to Toreador or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

      The Second Amended and Restated Bylaws of Toreador (“Bylaws”) provide that Toreador shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, Toreador has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Toreador) by reason of the fact that he is or was a director, officer, employee, or agent of Toreador, or is or was serving at the request of Toreador as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, provided, however, that Toreador shall indemnify any such person in connection with an action, suit or proceeding stated above and initiated by such person only if such action, suit or proceeding was authorized by the Company’s board of directors. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Toreador and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The power to indemnify applies to actions brought by or in the right of Toreador to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted under similar standards, except that in such actions no indemnification shall be made in the event of any adjudication of liability unless and only to the extent that the Court of Chancery or court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

      To the extent a present or former director or officer of Toreador has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

      Our Bylaws provide that a person acting in any of the capacities set forth above shall also have the right to be paid by Toreador the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by such person shall be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to indemnification for such expenses.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Toreador pursuant to the foregoing provisions, Toreador has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      (ii) Certain of Toreador’s directors have indemnification agreements with Toreador in which Toreador agrees to indemnify such directors under certain circumstances. Toreador has purchased indemnification insurance on behalf of its directors.

Item 16.	Exhibits

      A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.	Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual reports pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 8th day of February, 2005.

TOREADOR RESOURCES CORPORATION

By:	/s/ G. Thomas Graves III

G. Thomas Graves III
President and CEO

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated:

Signature	Title	Date

/s/ G. Thomas Graves III G. Thomas Graves III	President, Chief Executive Officer and Director	February 8, 2005

/s/ David M. Brewer* David M. Brewer	Director	February 8, 2005

/s/ Herbert L. Brewer* Herbert L. Brewer	Director	February 8, 2005

/s/ Peter L. Falb* Peter L. Falb	Director	February 8, 2005

/s/ Thomas P. Kellogg, Jr.* Thomas P. Kellogg, Jr.	Director	February 8, 2005

/s/ William I. Lee* William I. Lee	Director	February 8, 2005

/s/ H.R. Sanders, Jr.* H.R. Sanders, Jr.	Director	February 8, 2005

/s/ John Mark McLaughlin* John Mark McLaughlin	Chairman and Director	February 8, 2005

/s/ Douglas W. Weir* Douglas W. Weir	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2005

/s/ G. Thomas Graves III* G. Thomas Graves III		February 8, 2005

*	Pursuant to power of attorney previously filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

*1	.1	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation of Toreador Resources Corporation (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002)
3.2		Second Amended and Restated Bylaws of Toreador Resources Corporation. (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002)
3.3		Certificate of Designation of Series A-1 Convertible Preferred Stock of Toreador Resources Corporation (incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002)
3.4		Certificate of Elimination of Series A Convertible Preferred Stock of Toreador Resources Corporation (incorporated by reference from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2005)
**4	.1	Form of Specimen Stock Certificate
**5	.1	Legal Opinion of Haynes and Boone, LLP
**23	.1	Consent of Ernst & Young LLP
**23	.2	Consent of Hein & Associates, LLP
**23	.3	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)
**23	.4	Consent of LaRoche Petroleum Consultants, Ltd.
**24	.1	Power of Attorney

*	Filed herewith

**	Previously filed